                                                                   EXHIBIT 10.21

                             EMPLOYMENT AGREEMENT
                             --------------------


     This Employment Agreement (the "Agreement") is entered into on the date written below between Equifax Inc., a Georgia Corporation ("Equifax"), with its principal place of business located in Atlanta, Georgia, and William V. Catucci ("Executive"), an individual residing at 3483 Fenimore Drive, Mohegan Lake, New York.

In consideration of the promises and the terms set forth in this Agreement, the parties agree as follows:

     1. Employment as Executive Vice President of Equifax. Equifax employs Executive, and Executive accepts employment, as Executive Vice President & Group Executive of North American Information Services (the "Business") upon the terms and conditions stated in this document. Executive will report to the President and Chief Operating Officer ("COO") of Equifax. Executive will be the senior executive of the Business and will be responsible for the general management and operation of the Business and have the authority and duties commensurate with such position. Executive will perform such additional duties and have such additional responsibilities and powers commensurate with his position as delegated to him from time to time by the COO. Executive will be based in Atlanta, Georgia (at Equifax's executive offices).

     2. Term. The term of employment under this Agreement (the "Employment Term") will begin on the date written below and terminate on May 1, 2002, unless terminated sooner pursuant to the provisions of Section 6, provided that the Employment Term will be extended for additional successive one (1) year periods unless either party gives the other written notice of nonextension at least ninety (90) days prior to the end of the then Employment Term.

     3. Extent of Services. Executive agrees that during the Employment Term he will devote substantially all of his time and efforts during regular business hours to the performance of Executive's duties, provided that Executive may manage his personal investments, be involved in charitable activities and, with the consent of the COO, serve on for profit boards, provided that such activities do not materially interfere with Executive's performance of his duties hereunder.

     4. Consideration. As consideration for all of the services performed by Executive pursuant to this Agreement, Equifax will compensate Executive as follows:

     4.1 Base Salary. Executive will be entitled to a minimum annual base salary of $350,000 for the first year of employment and of $400,000 thereafter, payable by direct deposit in equal biweekly installments. The base salary as in effect from time to time will be referred to as "Base Salary".

     4.2 Benefits. Executive will be entitled to participate in all employee benefit plans and perquisites of Equifax now or hereafter existing (including health, life, disability, dental and retirement plans and financial planning and tax counseling services) in which employees at his level are entitled to participate.

     4.3 Annual Incentive. Executive will be eligible for an annual incentive payment in accordance with Equifax's Executive Incentive Plan for each Plan year during the Employment Term, beginning with 2000. Per Plan guidelines, the amount of the incentive payment is determined by Equifax's overall financial performance, North American Information Service's financial performance and Executive's individual performance. Executive's target bonus will be 50% of Base Salary paid in the year, with the opportunity to earn up to 150% of Base Salary paid. In no event will the incentive payment for the 2000 Plan year be less than 50% of Base Salary paid for the year. Executive's incentive payment for any partial Plan Year shall be prorated based on the length of Executive's employment for that Plan year.

     4.4 Bonus. Executive will be entitled to a bonus of $150,00, payable in two (2) equal installments. The first payment will be made within 30 days of the commencement of Executive's employment. The second installment will be Paid on the first anniversary of Executive's employment unless Executive retires, resigns other than for Good Reason or is discharged for Cause prior to such date. In the event Executive retires, resigns other than for Good Reason, or is discharged for Cause within the first six (6) months of commencement of employment, Executive will repay a pro rata portion of the first $75,000 installment payment based on the length of employment during the first six (6) month period.

     4.5 Stock Options. Equifax will grant Executive an option to purchase 30,000 shares of Equifax Inc., common stock (the "Option") at the market value on the day of the grant, effective as of the date of employment or the earliest practical date thereafter. The Option will have a ten (10) year term. The Option will be subject to Equifax's Standard Option Agreement, provided that the vesting schedule will be: (i) one-third of the shares will vest as of the grant date, (ii) another one-third of the shares will vest on the first anniversary of the grant date and (iii) the remaining one-third of the shares will vest on the second anniversary of the grant date. The Option will be an incentive stock option to the full extent permitted under applicable laws or regulations.

     4.6 Executive will be provided up to three (3) months temporary living and reasonable moving expense benefits under Equifax's relocation program.

     4.7 Expenses. Equifax will reimburse the Executive's reasonable business expenses in accordance with its policies in effect from time to time.

     5.   Restrictive Covenants.

     5.1 Definition. As used in this Section 5, the term "Equifax" means Equifax Inc., and any of its subsidiary, affiliated or successor companies.

     5.2 Noncompetition Agreement. Executive agrees that he will not, during employment with Equifax and for a period of two (2) years following the termination of employment, directly or indirectly, conduct activity materially involving consumer credit reporting, credit marketing; services, third-party collections and accounts receivable outsourcing, or commercial credit reporting that are competitive with the activities Executive conducted for Equifax ("Competitive Business"). The scope of competitive activities prohibited by this Agreement will be limited to those activities of the type conducted, offered, administered or provided by Executive for Equifax during his employment. This noncompetition covenant applies to the entire geographic area for which Executive is to be responsible for Equifax's existing business operations as they may be expanded from time to time.

     5.3 Nonsolicitation of Customers Agreement. Executive agrees that for a period of two (2) years following the termination of Executives employment, Executive will not directly, or indirectly by assisting others, solicit or attempt to solicit any business from any of Equifax's customers with which Executive had material contact (i.e., dealt with, supervised dealings with, or obtained confidential information concerning) during employment with Equifax, for purposes of providing products or services that are competitive with the Competitive Business.

     5.4 Remedies Upon Breach. In the event of any active or threatened breach of this Section 5 by Executive, Executive agrees that Equifax will be entitled, in addition to any other remedies and damages available, to an injunction restraining such violation or threatened violation of this Section 5.

     6.   Termination.

     6.1 Termination for Cause. Equifax may terminate Executive with or without Cause, provided that any termination for "Cause" may only occur within sixty
(60) days after the COO acquires knowledge of the event justifying the Cause termination. If Executive is terminated for Cause, no future severance, salary continuation, bonus, incentive pay, or other benefits are due under this Agreement. "Cause" will mean any of the following reasons:

     (a) willful misconduct with regard to Equifax having a material adverse impact on the Company or the Business;

     (b) material unauthorized disclosure of the trade or business secrets of Equifax or any of its subsidiaries, affiliates or successors, other than good faith disclosure in connection with performance of Executive's duties;

     (c)  willful failure to attempt to perform stated duties;

     (d)  conviction of; or pleading nolo contendere to a felony; or
                                     ---- ----------

     (e) willful or habitual materiel failure to follow any material written policy of Equifax.

     6.2 Termination Upon Death or Disability. Executive's employment will terminate upon his death. Equifax may terminate Executive's employment in the event of Executive's Disability. In either case, no future severance, salary continuation, bonus, or incentive pay will be due under this Agreement, other than the bonus pursuant to Section 4.4 and pro rata annual incentive compensation for the year of such Termination. As used in this Agreement, the term "Disability" will mean the determination by a duly qualified physician mutually acceptable to Equifax and Executive (or his personal representative) that, by reason of a physical, mental, or other illness, existing for more than one hundred eighty (180) consecutive days, Executive has become physically or mentally unable to perform the essential functions of his job and is still unable to perform such functions. Equifax and Executive will in good faith cooperate in timely selection of the physician.

     6.3 Termination by Executive. The Executive may terminate his employment with or without Good Reason, provided that any termination for Good Reason will occur within sixty (60) days after occurrence of the Good Reason event. Good Reason will mean:

     (a) a diminution in Executive's title or a material diminution in Executive's authority, duties or responsibilities;

     (b)  failure to timely make any payment due hereunder to Executive;

     (c)  any decrease in Executive's Base Salary; or

     (d) any material breach of a provision of this Agreement by Equifax that remains uncured for ten (10) days after written notice thereof is given to Equifax.

     7.   Severance Upon Termination.

     7.1 Termination. If Equifax terminates Executive's employment without Cause (and not as a result of Executive's Disability) or the Executive resigns for Good Reason, Executive will be entitled under this Agreement to Base Salary for the remainder of the then Employment Term, but in no event less than one (1) year's Base Salary (at the highest rate in effect within one-hundred eighty
(180) days prior to the date of termination), plus a pro rata annual incentive payment for the year of termination based on actual achievement (and assuming individual criteria is met at a level equal to the average of that for Equifax and the Business) and any unpaid bonus under Section 4.4). The forgoing provisions will not apply in the event of a termination pursuant to a notice of nonextension under Section 2.

     7.2 Resignation. Should Executive retire or resign before the end of the then Employment Term without Good Reason, no future salary, unpaid bonuses, incentive pay or other benefits will be due under this Agreement.

     7.3 Benefits Generally. In the event of any termination, Executive will be entitled to any accrued but unpaid Base Salary or incentive payment amounts or benefits, if any, in accordance with the terms of Equifax's plans, programs and policies and such rights under equity grants as provided by the grants.

     8. Change in Control. The parties will enter into a Change in Control Agreement in the standard form appropriate to Executive's level in the Company. The parties intend that the payments and benefits if paid and provided under that agreement will be in lieu of any severance or similar payments Executive would receive otherwise in accordance with this Agreement.

     9. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered or three (3) days after being mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the following addresses:

          To Equifax:  Lee A. Kennedy
                       President and COO
                       Equifax Inc.
                       1600 Peachtree Street, N.W.
                       Atlanta, Georgia 30309

          To Executive:  William V. Catucci
                         3483 Fenimore Drive
                         Mohegan Lake, New York 10547

     10. Assignability. This Agreement is binding on Equifax and any successors of Equifax. Equifax may assign this Agreement and its rights under this Agreement in whole or in part to any corporation or other entity with or into which Equifax may merge or consolidate or to which Equifax may transfer all or substantially all of its assets. It may not be otherwise assigned by Equifax.

     11. Amendment, Waiver. No provisions of this Agreement may be modified, waived or discharged unless the waiver, modification or discharge is agreed to in writing signed by Executive and the COO or chief executive officer or such other officer or officers as may be specifically designated by the Board of Directors of Equifax to sign on their behalf. No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     12. Indemnity. Equifax: will indemnify and hold Executive harmless as provided in the Bylaws, which obligation will be a contractual obligation with regard to any action or inaction prior to any change to the Bylaws. Equifax will cover Executive both during and after the Employment Term with regard to any action or inaction during the Employment Term under directors and officers liability insurance at the highest level maintained for any then current officer or director. This Section 12 shall survive any termination of the Employment Term or Executive's employment.

     13.  Arbitration.

     13.1 All disputes arising in connection with this Agreement and all disputes arising from Executive's employment with Equifax, except claims for injunctive relief under Section 5, will be finally settled under the rules of the American Arbitration Association by an arbitrator appointed in accordance with those rules. The proceedings will be conducted in Atlanta, Georgia.

     13.2 The Federal and State courts located in the United States of America are given jurisdiction to render judgment upon, and to enforce, each arbitration award, and the parties expressly consent and submit to the jurisdiction of those courts.

     13.3 Each party agrees that the arbitration procedure provided in this Agreement will be the sole and exclusive method of resolving any claims arising from Executive's employment with Equifax or claims arising under this Agreement, except for claims for injunctive relief under Section 5, which may be submitted to a court of competent jurisdiction.

     13.4 In the event of any dispute hereunder, the arbitrator may, in his discretion, award the prevailing party his or its reasonable legal fees.

     14. No Conflicting Oblligations. Executive represents and warrants that he is not subject to any duties or restrictions under any prior agreement with any previous employer or other person that prevents him from performing his duties hereunder to Equifax, other than that Executive is subject to confidentiality agreements and limitations on his ability to solicit or hire employees of his former employer. Executive agrees to notify Equifax immediately if any conflicts occur in the future.

     15. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the United States where applicable and otherwise the substantive laws of the State of Georgia.

     16. Headings. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     17. Construction of Agreement. It is the intent of the parties that this Agreement will be considered severable in part and in whole, and that if any covenant will be determined to be unenforceable in any part, that portion of the Agreement will be severed or modified by the Court or Arbitrator so as to permit enforcement of the Agreement to the extent reasonable. It is agreed by the parties that the obligations set forth herein will be considered to be independent of any other obligations between the parties, and the existence of any other claim or defense will not affect the enforceability of this Agreement.

     18. Certification of Understanding. Executive certifies that Executive received a copy of this Agreement for review and study before being asked to sign it; read this Agreement carefully; had sufficient opportunity before the Agreement was signed to ask questions about the provisions of the Agreement and received satisfactory answers; and understands the Executive's rights and obligations under the Agreement. This Agreement constitutes the complete understanding and agreement of the parties. Except as provided herein, there are no other agreements, written or oral, express or implied, between the parties, concerning the subject matter of this Agreement.

     19. Execution of Agreement. This Agreement will be executed in two originals. Equifax will retain one executed original, and Executive will retain the other. This agreement may be executed in counterparts.

     20. Employment Requirements. Executive will execute the "Employee Confidentiality, Non-Solicitation and Assignment Agreement," which is attached as Exhibit "A" hereto and incorporated by reference.

IN WITNESS WHEREOF, this Agreement has been executed this 26/th/ day  of
                                                          ------
October, 1999.


Attest:                              EQUIFAX INC.

/s/ Karen H. Gaston                  By: /s/ Lee A. Kennedy
-------------------------                ------------------------
                                         Lee A.Kennedy

                                         President and Chief Operating Officer

Attest.                            EXECUTIVE

/s/ John T. Chandler               By: /s/ William V. Catucci
-------------------------              -----------------------------
                                       William V. Catucci

                                                                       Exhibit A

                           EMPLOYEE CONFIDENTIALITY,

                             NON-SOLICITATION AND

                             ASSIGNMENT AGREEMENT

     This Employee Confidentiality, Non-solicitation and Assignment Agreement (the "Agreement") is entered into on ____________, 199_, by and between Equifax Inc. on behalf of itself, its subsidiary and/or affiliate companies (collectively "Equifax") and the undersigned Equifax employee ("Employee").

                              Statement of Facts
                              ------------------

The purpose of this Agreement is to obtain Employee's commitment to protect and preserve Equifax's business relationships, Trade Secrets and Confidential Information as defined below.

                              Statement of Terms
                              ------------------

1.   Agreement Not to Solicit Employees.  During the term of Employee's
     ----------------------------------
employment by Equifax and for a period of six (6) months following the termination of Employee's employment for any reason, Employee will not, either directly or indirectly, on his or her behalf or on behalf of others (other than Equifax), solicit for employment or hire, or attempt to solicit for employment or hire, any Equifax employee with whom Employee had regular contact in the course of his or her employment or any Equifax employee at any facility where Employee performed services for Equifax.

2.   Trade Secrets and Confidential Information.
     -------------------------------------------

(a) All Trade Secrets (defined below) and Confidential Information (defined below), and all materials containing them, received or developed by Employee during the term of his or her employment are confidential to Equifax, and will remain Equifax's property exclusively. Except as necessary to perform Employee's duties for Equifax, Employee will hold all Trade Secrets and Confidential Information in strict confidence, and will not use, reproduce, disclose or otherwise distribute the Trade Secrets or Confidential Information, or any materials containing them, except as deemed desireable by Executive in good faith in connection with performance of his duties or in compliance with legal process. Employee's obligations regarding, Trade Secrets will continue indefinitely, while Employee's obligations regarding Confidential Information will cease two (2) years from the date of termination of Employee's employment with Equifax.

(b) "Trade Secret" means information, including, but not limited to, technical or non-technical data, a. formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential Equifax customers or suppliers which (A) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other person, who can obtain economic value from its disclosure or use, and (B) is the subject of Equifax's efforts that are reasonable under the circumstances to maintain secrecy; or as otherwise defined by applicable state law. "Confidential Information" means any and all knowledge, information, data, method, or plans (other than Trade Secrets) which are now or at any time in the future developed, used or employed by Equifax which are treated as confidential by Equifax and not generally disclosed by Equifax to the public or known in the industry, and which relate to the business or financial affairs of Equifax, including, but not limited to, financial statements and information, marketing strategies, business development plans and product or process enhancement plans.

     (c) Employee acknowledges that Equifax is obligated under federal and state credit reporting and similar laws and regulations to hold in confidence and not disclose certain information regarding individuals, firms or corporations which is obtained or held by Equifax and that Equifax is required to adopt reasonable procedures for protecting the confidentiality, accuracy, relevancy and proper utilization of consumer credit information. In that regard, except as necessary or desirable to perform Employee's duties for Equifax, Employee will hold in strict confidence, and will not use, reproduce, disclose or otherwise distribute any information which Equifax is required to hold confidential under applicable federal and state laws and regulations, including the federal Fair Credit Reporting Act (15 U.S.C. 8 1681 et seq.) and any state credit
                                                 -------
     reporting statutes.

(d) Except as set forth in a separate written agreement executed by an officer of Equifax, ownership of all programs, systems, inventions, discoveries, developments, modifications, procedures, ideas, innovations, know-how or designs developed by Employee relating to his or her employment with Equifax will be Equifax's property. Employee will cooperate in applying for patents or copyrights on those developments as Equifax requests and at Equifax's expense, and assign those patents or copyrights to Equifax. The confidentiality requirements of the preceding paragraphs will apply to all of the above.

(e) At Equifax's request or on termination of Employee's employment with Equifax, Employee will deliver promptly to Equifax all Equifax property in his or her possession or control, including all Trade Secrets and Confidential Information and all materials containing them.

3.   Remedies. Employee agrees that his or her promises in this Agreement are
     ---------
     reasonable and necessary to protect and preserve the interests and assets of Equifax, and that Equifax will suffer irreparable harm if Employee breaches any of his or her promises. Therefore, in addition to all the remedies provided at law or in equity, Equifax will be entitled to a temporary restraining order and permanent injunctions to prevent a breach or contemplated breach of any of Employee's promises. While Employee will retain the absolute right to pursue any claim, demand, action or cause of action that he or she may have against Equifax, if not otherwise compromised or released, the existence of any claim, demand, action or cause of action by Employee against Equifax, if any, will not constitute a defense to the enforcement by Equifax of any of Employee's promises in this Agreement.

4.   Severability. Each provision of this Agreement is separate and severable
     ------------
     from the remaining provisions, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provisions. Further, if any provision is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between that provision and any applicable law or regulation, that provision will be curtailed only to the extent necessary to make it consistent with that law or regulation.

5.   Assignment.  Equifax may assign its rights and obligations under this
     ----------
     Agreement. Employee may not assign his or her rights and obligations under this Agreement.

6.   Waiver.  Equifax's waiver of any breach of this Agreement will not be
     ------
     effective unless in writing, and will not be a waiver of the same or another breach on a subsequent occasion.

7.   Governing Law.  This Agreement will be governed and construed in accordance
     -------------
     with the laws of the State of Georgia without reference to its conflicts of laws provision.

8.   Entire Agreement. This Agreement contains Employee's entire agreement with
     ----------------
     Equifax regarding the subject matter covered by this Agreement. No amendment or modification of this Agreement will be valid or binding on Equifax or Employee unless in writing signed by both parties. All prior understandings and agreements regarding the subject matter of this Agreement are terminated.

THIS AGREEMENT, AS A CONDITION OF EMPLOYEE'S EMPLOYMENT OR CONTINUED EMPLOYMENT WITH EQUIFAX, IMPOSES UPON EMPLOYEE CERTAIN CONFIDENTIALITY RESTRICTIONS WITH RESPECT TO TRADE SECRETS AND CONFIDENTIAL INFORMATION BELONGING TO EQUIFAX. BY SIGNING BELOW, EMPLOYEE ACKNOWLEDGES THAT HE OR SHE HAS READ AND UNDERSTANDS THIS AGREEMENT.


EMPLOYEE:                                EQUIFAX


__________________________________       By:_________________________



Print Name:_________________             Title:______________________

                                         Company:____________________